UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 5
ANNUAL STATEMENT OF CHANGES OF BENEFICIAL OWNERSHIP

1. Name and Address of Reporting Person
    Queensway Financial Holdings Limited
    90 Adelaide Street West, Suite 500
    Toronto, Ontario
    M5H 3V9
    CANADA

2. Issuer Name and Ticker or Trading Symbol
    Intercell Corporation, INCE

3. IRS or Social Security Number of Reporting Person (Voluntary)
    N/a

4. Statement for Month/Year
    12/1999

5. If Amendment, Date of Original (Month/Year)
    10/1999

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ( ) Director
    ( ) Officer (give title below)
    ( ) 10% Owner
    (x) Other (specify below)

Less than 10% owner

7. Individual or Joint/Group Filing (Check Applicable Line)
    (x) Form filed by One Reporting Person
         ( ) Form filed by More than Once Reporting Person




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Table I -     Non-Derivative Securities Beneficially Owned
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1.Title of  2. Trans-  3. Trans-  4. Securities Acquired (A)  5. Amount of   6.
Ownership Form:    7. Nature of Indirect
  Security     action     action      or Disposed of (D)        Securites
Direct (D) or    Beneficial
            Date     Code                             Benefically    Indirect
(I)    Ownership
                                            Owned at End
                                            of Month
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                             Amount     (A)   Price
                                   or (D)
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  common       12/7/99         S       999,900     D  $ 15,498.45              D
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  common       12/9/99         S        25,000     D  $ 575.00                 D
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  common       12/16/99   S     1,499,900     D  $ 31,997.90              D
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___________________________       _

  common       12/17/99   S        25,000     D  $ 675.00                 D
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  common       12/20/99   S     1,049,900     D  $ 28,473.00                   D
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  common       12/21/99   S       385,000     D  $ 10,765.00              D
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  common       12/22/99   S     1,999,800     D  $ 53,847.08              D
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___________________________       _

  common       12/23/99   S        50,000     D  $ 1,400.00               D
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  common       12/29/99   S       190,000     D  $ 5,130.00               D
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___________________________       _


                                    $148,361.43  2,844,467
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Table II -    Derivative Securities Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)
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No reportable transactions

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Explanation of Responses:



Signature of Reporting Person:
Allison Knudsen for
Queensway Financial Holdings Limited

Date:
02/14/2000